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                                                                    EXHIBIT 10.8


                                  May 20, 1999


David M. Drucker
795 Cielo Lane
Evergreen, CO 80439

Dear David:

         On July 30, 1998, you entered into a letter agreement (the "Prior Agreement") with KaStar Satellite Communications Corp. (the "Company") regarding the terms of your employment by the Company. In consideration of the mutual agreements in this Letter Agreement (this "Agreement"), you and the Company have agreed to terminate the Prior Agreement in its entirety and replace it with this Agreement. Upon your execution of a counterpart of this Agreement, the Prior Agreement will terminate and your employment by the Company will be governed by the terms of this Agreement.

EMPLOYMENT

         You are being hired to serve as Chairman of the Company. Your initial salary will be at the rate of $225,000 per year. You will receive all standard benefits offered to executive of the Company, including, without limitation, if offered, 401K match, health benefits and life insurance. With respect to salary, benefits and equity incentives, you will be treated no less favorably than other senior management at a comparable level.

SEVERANCE ARRANGEMENTS

         The Company and you agree and acknowledge that your employment with the Company may be terminated by you or the Company at any time, with or without cause and with or without notice. Any contrary oral representations or agreements which may have been made to you are superseded by this Amendment. The at-will nature of your employment described in this Agreement shall constitute the entire agreement between you and the Company concerning the circumstances under which either you or the Company may terminate the employment relationship. No person affiliated with the Company has the authority to enter into any oral agreement that changes the terms of the at-will nature of your employment. The at-will term of your employment can only be changed in a writing signed by you and the President of the Company, which expressly states the intention to modify the at-will term of your employment.

         Notwithstanding the foregoing, if your employment with the Company is terminated by the Company, you will be entitled to receive your base salary at the time of termination for one year as severance pay, payable in equal installments consistent with the Company's normal payroll practices, provided that you execute and deliver to the Company, and not revoke, a full release of all potential claims against the Company reasonably satisfactory in forma and substance to the Company and comply with the Non-Competition Agreement which you executed in connection with the Prior Agreement.


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         In addition to the termination benefits described above, you also will be entitled to any other severance benefits that are provided generally to employees of the Company, as well as any rights you may have pursuant to COBRA with respect to the continuation of medical insurance coverage.

BOARD OF DIRECTORS PARTICIPATION

         If at any time during the term of your employment your are not a member of the Company's Board of Directors, you will have the right receive notice of and attend (either in person or telephonically) all meetings of Board of Directors. In addition, you will receive, concurrently with members of the Board of Directors, all information distributed to such members. Your rights under this provision shall terminate upon the earlier to occur of (i) the closing of an initial public offering of the Company's equity securities, (ii) the termination of your employment (by you or by the Company) by the Company for any reason; provided, however, that prior to the closing of an initial public offering, your rights under this provision shall continue so long as Televerde Communications, L.P. (or collectively, its current limited partners), own not less than 20% of the issued and outstanding equity securities of the Company.

OTHER DUTIES

         Your duties will be those assigned to you by the Board of Directors of the Company.

OTHER INTERESTS

         The Company acknowledges that you are not required to spend all of your time on Company matters, and that you have other substantial interests. The Company consents to your continuing involvement in such other interests, including your ownership and operation of @Contact, LLC, KaStarCom. World Satellite, LLC and Televerde Communications, LLC.

         If the above letter accurately reflect our agreement with respect to these matters, please execute both copies of this letter as indicated below and return one signed copy to me.


                                      Sincerely,


                                      /s/ Thomas E. Moore
                                      ---------------------------------
                                      Thomas E. Moore, President


The foregoing letter agreement is hereby agreed to this 20th day of May, 1999


/s/ David M. Drucker
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David M. Drucker